Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2014, relating to the financial statements and financial statement schedule of Orbitz Worldwide, Inc. appearing in the Annual Report on Form 10-K of Travelport Limited for the year ended December 31, 2013, and incorporated by reference in the Annual Report on Form 10-K of Travelport Worldwide Limited for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 30, 2015